EXHIBIT 99.4

CONSENT OF A PERSON ABOUT TO BECOME A DIRECTOR

In connection with the filing by Communications Systems, Inc. of the Registration Statement on Form S-4 (File No. 333-260999) (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 promulgated under the Securities Act, to being named as a person about to become a director of Communications Systems, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

/s/ Kyle Udseth
Name:	Kyle Udseth
Date:	January 26, 2022